Exhibit 3.1

HOMEBANC CORP.

ARTICLES OF AMENDMENT

I.

The name of the corporation is “HomeBanc Corp.” (the “Company”).

II.

These Articles of Amendment (the “Amendment”) add the following as a new Section 8.6 to Article VIII, “Certain Provisions” to the Company’s Articles of Incorporation (as amended, the “Articles”), to allow the Company to classify Shares repurchased or acquired by the Company as treasury shares. Any terms used but not defined in these Articles of Amendment shall have the meanings set forth in the Articles:

8.6 Treasury Shares. The Company may, from time to time, repurchase or acquire Shares of the Company, and such reacquired or purchased Shares shall become treasury shares, until reissued.

III.

This Amendment was duly adopted by the Board of Directors of the Company on March 13, 2006 without shareholder action, in accordance with Sections 14-2-631(d) and 14-2-1002(9) of the Georgia Business Corporation Code.

IV.

No shareholder action was required to approve this Amendment.

IN WITNESS WHEREOF, HomeBanc Corp. has authorized and caused this Amendment to be executed by its Chief Executive Officer and attested to by its Assistant Secretary as of March 13, 2006.

Attest:		HOMEBANC CORP.

By:	/s/ Alana L. Griffin	By:	/s/ Patrick S. Flood
	Alana L. Griffin		Patrick S. Flood
	Assistant Secretary		Chief Executive Officer